UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2008
Aeropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)
(646) 485-5398
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On January 30, 2008, we entered into a new employment agreement, effective February 1, 2008, with Julian R. Geiger, our Chief Executive Officer and the Chairman of our Board of Directors. This employment agreement replaces an earlier employment agreement with Mr. Geiger.
     Under the new employment agreement, Mr. Geiger’s Employment Period as our Chief Executive Officer and Chairman of our Board of Directors extends to January 31, 2011 unless Mr. Geiger elects, at any time after February 1, 2009, to terminate his Employment Period and commence an Advisory Period, which would extend until January 31, 2011. Both the Employment Period and the Advisory Period maybe be earlier terminated pursuant to the terms to the new agreement by us for cause, or without cause, by Mr. Geiger for good reason, or without good reason, and by death or disability.
     Upon execution of the new agreement, Mr. Geiger was granted 186,000 restricted shares of our common stock vesting on the earlier of February 1, 2009 or the termination of the new agreement for any reason, except by Mr. Geiger without good reason. We will pay to Mr. Geiger a base salary of $1 million per annum each fiscal year during the Employment Period, subject to increase by the Compensation Committee of our Board. In addition, for each fiscal year during his Employment Period, Mr. Geiger will receive a cash bonus based upon earnings per share and operating income criteria established by the Compensation Committee of the Board for such fiscal year. This bonus is capped at 300% of Mr. Geiger’s base salary. In addition, on the first day of the month of the Employment Period, commencing February 1, 2009, we will pay to Mr. Geiger in cash an amount equal to one- twelfth of the value, on February 1, 2008, of the Stock Grant. The new employment agreement also provides for accelerated vesting of stock options and restricted shares of common stock granted to Mr. Geiger prior to February 1, 2008. In addition, we will pay to Mr. Geiger monthly, during the Employment Period, commencing on February 27, 2009, $233,000 per month. Furthermore, upon retirement and/or termination of the new agreement under certain circumstances, we will pay to him all benefits that he is entitled to under the SERP in a single lump sum in cash.
     If Mr. Geiger terminates his Employment Period after February 1, 2009 and before January 31, 2011, the Advisory Period will begin and extend to January 31, 2011. During the Advisory Period, Mr. Geiger will serve as a part-time advisor and consultant to us and continue to serve as the Chairman of our Board of Directors. Mr. Geiger’s services during the Advisory Period will be rendered at mutually agreed times and locations and the amount of time requested by us for such services must be reasonable. During the Advisory Period, we will pay Mr. Geiger an advisory fee of $250,000 per annum and grant to him restricted shares in a minimum 20,000 and maximum of 40,000 such shares for each fiscal year during the Advisory Period, depending upon performance levels for the Company established by the Compensation Committee for each such fiscal year. The Advisory Period maybe be terminated by us or by Mr. Geiger for substantially the same reasons as apply to the termination of the Employment Period.
     The new agreement contains non-competition and non-solicitation provisions that apply during its term and also contains indemnification provisions customary in executive employment agreements with Delaware corporations.

ITEM 9.01	Financial Statements and Exhibits.
C) Exhibits

1. 99.1	Employment agreement effective February 1, 2008 with Julian R. Geiger, Chairman and Chief Executive Officer.

SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aeropostale, Inc.
/s/ Edward M. Slezak
Edward M. Slezak
Senior Vice President and General Counsel

Dated: January 31, 2008